CUSIP No. 36322Q107	13G	Exhibit 99.1 Page 8 of 9 Pages

Joint Filing Agreement

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: November 7, 2024

Sunstone Life Science Ventures Fund III K/S

By: Sunstone LSV General Partner III ApS

Its: General Partner

By: Sunstone Life Science Ventures A/S

Its: Owner

/s/ Søren Lemonius

Name: Søren Lemonius

Title: Managing Member

/s/ Merete Lundbye Møller

Name: Merete Lundbye Møller

Title: Managing Member

Sunstone LSV General Partner III ApS
By: Sunstone Life Science Ventures A/S Its: Owner /s/ Søren Lemonius Name: Søren Lemonius Title: Managing Member

/s/ Merete Lundbye Møller Name: Merete Lundbye Møller Title: Managing Member

CUSIP No. 36322Q107	13G	Page 9 of 9 Pages

Sunstone Life Science Ventures A/S

/s/ Søren Lemonius Name: Søren Lemonius Title: Managing Member /s/ Merete Lundbye Møller Name: Merete Lundbye Møller Title: Managing Member